Exhibit 99.1

Three World Financial Center

200 Vesey Street, 10th Floor

New York, New York 10281-1010

FOR IMMEDIATE RELEASE WEDNESDAY, NOVEMBER 1, 2006
CRYSTAL RIVER CAPITAL, INC. ANNOUNCES OFFERING OF $372.6 MILLION OF COMMERCIAL MORTGAGE RELATED SECURITIES

NEW YORK, NEW YORK - November 1, 2006 - Crystal River Capital, Inc. (NYSE:CRZ) ("Crystal River") announced today a proposed offering of approximately $372.6 million aggregate principal amount of non-recourse commercial mortgage related securities ("CMRS"). The notes evidencing the CMRS (the "Notes") will be issued by two subsidiaries under a common indenture and secured by a $439.0 million portfolio of commercial mortgage-backed securities ("CMBS") which will be sold to one of the subsidiaries (the "Issuer") by Crystal River upon the closing of the offering. The collateral is comprised of $373.0 million of assets that Crystal River already owns and $66.0 million of CMBS that Crystal River has agreed to purchase in connection with the offering.

Crystal River expects to acquire all of the Issuer's below investment grade rated Notes and preferred shares with an aggregate face value of $66.4 million. Crystal River expects to account for the transaction as a financing and record on its balance sheet the underlying collateral as assets and the Notes sold as liabilities. Crystal River's external manager, Hyperion Brookfield Crystal River Capital Advisors, LLC, will serve as the collateral manager for the transaction. The offering of the Notes will be made in a private placement transaction exempt from registration under the Securities Act of 1993 (the "Securities Act").

This press release does not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the Notes referred to herein in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The Notes will not be registered under the Securities Act or applicable state securities laws, and may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

CONTACT:

Crystal River Capital, Inc.

Three World Financial Center

200 Vesey Street, 10th Floor

New York, New York 10281-1010

[CRZ-F]